EXHIBIT 23.4
Consent of Independent Auditors
We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement on Form S-3 of (i) our report dated June 27, 2006 relating to the combined financial statements of 764815 Ontario Inc., 1556911 Ontario Inc., and 6052746 Canada Inc., (ii) our report dated January 18, 2006 relating to the financial statements of Jenica Holdings Inc., appearing in the Form 8-K/A of Dollar Financial Corp. dated January 16, 2007.
We also consent to the reference to us under the caption “Experts” in the Prospectus.
signed “BDO Dunwoody LLP”
Chartered Accountants, Licensed Public Accountants
Hamilton, Ontario
September 19, 2007